Exhibit 99.1

HF Foods Reports 2019 Financial Results and Pro Forma Figures Reflecting B&R Global Holdings Merger Transaction

GREENSBORO, NC – March 16, 2020 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the Southeast, Pacific and Mountain West regions of the United States, reported full year and pro forma financial results for the year ended December 31, 2019. The pro forma results reflect the combined results of HF Foods Group and B&R Global Holdings (“B&R”) as if the transaction had occurred on the first day of the period presented. The merger was previously completed and announced in a press release on November 4, 2019.

2019 Financial Summary (which includes two months (November and December 2019) of Consolidated Financial Results from B&R)

•	Net revenue increased 33% to $388.2 million, compared to $291.0 million in 2018.
•	Gross profit was $63.2 million, or 16.3% of total revenue, compared to $49.6 million, or 17.0% of total revenue in 2018.
•	Net income was $5.4 million, or $0.22 per diluted share, compared to $6.3 million, or $0.30 per diluted share in 2018.
•	Adjusted EBITDA increased 19% to $16.9 million, compared to $14.2 million in 2018.
•	As of December 31, 2019, cash and cash equivalents totaled $14.5 million compared to $5.5 million at December 31, 2018.

Pro Forma Financial Summary - 2019 vs 2018

•	On a pro forma basis, net revenue increased slightly to $828.1 million from $818.0 million.
•	On a pro forma basis, gross profit was $133.2 million, or 16.1% of total revenue, compared to $134.6 million, or 16.5% of total revenue in 2018.
•	On a pro forma basis, net income was $5.7 million, or $0.11 per diluted share, compared to $15.8 million, or $0.31 per diluted share.
•	On a pro forma basis, adjusted EBITDA was $32.9 million compared to $38.7 million in 2018.

Management Commentary

“Today marks a milestone for our business as we are reporting the pro forma results from our merger with B&R Global Holdings for the first time,” said Zhou Min Ni, chairman and Co-CEO of HF Foods. “Since inception, both B&R and HF Foods have been dedicated to servicing the growing demand for Chinese cuisine in their respective markets, and with the merger complete, we now believe that HF Foods is the largest food distributor to Asian restaurants in the United States. While it will take some time for us to completely integrate the two businesses, we are optimistic that we will soon be in a position to capitalize on the synergies of the merger. We are confident that HF Foods will benefit from greater economies of scale and enhanced buying and negotiating power, which will be of great value to both our customers and our shareholders.”

Peter Zhang, Co-CEO and CFO added, “In the coming months, we will continue to focus our attention on consolidating our operations to effectively grow the business and improve our bottom-line. Due to the synergies that existed between our respective organizations, we remain confident that this merger will be accretive in the first year and will provide the necessary scale to further grow our platform over the long-run.”

Pro Forma 2019 Results

On a pro forma basis, 2019 revenue increased slightly to $828.1 million compared to $818.0 million in 2018, due to an increase in sales to independent restaurants, which was nearly offset by a decline in sales to the wholesale segment. The decline in wholesale was primarily attributable to higher volatility in seafood prices as a result of slightly increased commodity prices year-over-year.

On a pro forma basis, gross profit was $133.2 million (16.1% of total revenue) compared to $134.6 million (16.5% of total revenue) in 2018. The slight decrease in gross profit margin for the year was primarily due to the impact of tariff increases.

On a pro forma basis, distribution, selling and administrative expenses in 2019 were $118.6 million compared to $115.0 million in 2018. The marginal increase reflected one-off professional expenses related to the recently completed merger transaction, increases in fuel prices, particularly in California, as well as increases in insurance premiums. Distribution, selling and administrative expenses also included a substantial straight-line amortization of $10.9 million on intangibles, such as tradenames and customer relationships associated with the B&R merger transaction based on US Accounting GAAP rules.

As a result, pro forma net income for 2019 was $5.7 million, or $0.11 per diluted share, compared to $15.8 million, or $0.31 per diluted share, in 2018.

Adjusted EBITDA on a pro forma basis in 2019 was $32.9 million compared to $38.7 million in 2018. The lower adjusted EBITDA in 2019 was due to a higher tax provision as well as higher non-recurring professional fees associated with the B&R merger transaction.

About HF Foods Group Inc.

HF Foods Group Inc., headquartered in Greensboro, North Carolina, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the Southeast, Pacific and Mountain West regions of the United States. With 14 distribution centers along the U.S. eastern and western seaboards, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 10,000 established customers in 21 states, and strong relations with growers and suppliers of food products in the US and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit hffoodsgroup.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “may,” “should” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, unfavorable macroeconomic conditions in the United States, competition in the food service distribution industry, particularly the entry of new competitors into the Chinese/Asian restaurant market niche, increases in fuel costs or commodity prices, disruption of relationships with vendors and increases in product prices, U.S. government tariffs on products imported into the United States, particularly from China, changes in consumer eating and dining out habits, disruption of relationships with or loss of customers, our ability to execute our acquisition strategy, availability of financing to execute our acquisition strategy, control of the Company by our Chief Executive Officer and principal stockholder, failure to retain our senior management and other key personnel, our ability to attract, train and retain employees, changes in and enforcement of immigration laws, failure to comply with various federal, state and local rules and regulations regarding food safety, sanitation, transportation, minimum wage, overtime and other health and safety laws, product recalls, voluntary recalls or withdrawals if any of the products we distribute are alleged to have caused illness, been mislabeled, misbranded or adulterated or to otherwise have violated applicable government regulations, failure to protect our intellectual property rights, any cyber security incident, other technology disruption, or delay in implementing our information technology systems, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

HFFG@gatewayir.com

HF Foods Group Inc.

Consolidated Balance Sheets

	As of
	December 31	December 31
	2019	2018
ASSETS
CURRENT ASSETS:
Cash	$14,538,286	$5,489,404
Accounts receivable, net	50,027,134	14,406,476
Accounts receivable - related parties, net	4,202,870	2,292,151
Inventories, net	77,531,854	22,175,769
Advances to suppliers - related parties, net	745,135	1,526,482
Notes receivable	-	3,803,826
Notes receivable - related parties, current	-	8,117,686
Other current assets	4,374,338	1,230,970
TOTAL CURRENT ASSETS	151,419,617	59,042,764
Property and equipment, net	37,538,147	22,650,021
Security deposits-related parties	591,380	-
Long-term notes receivable - related parties	-	423,263
Operating lease right-of-use assets	17,155,584	-
Long-term investments	2,296,276	-
Intangible assets, net	186,687,950	-
Goodwill	406,703,348	-
Deferred tax assets	78,993	117,933
Other long-term assets	372,499	242,426
TOTAL ASSETS	$802,843,794	$82,476,407

CURRENT LIABILITIES:
Bank overdraft	$14,952,510	-
Lines of credit	41,268,554	8,194,146
Accounts payable	39,689,911	17,474,206
Accounts payable - related parties	4,521,356	3,923,120
Accrued expenses and other payables	2,683,696	2,376,498
Current portion of long-term debt, net	2,726,981	1,455,441
Current portion of obligations under finance leases	280,243	164,894
Current portion of obligations under operating leases	4,322,503	-
TOTAL CURRENT LIABILITIES	110,445,754	33,588,305
Long-term debt, net	18,535,016	13,109,854
Obligations under finance leases, non-current	1,053,166	120,705
Obligations under operating leases, non-current	12,833,081	-
Deferred tax liabilities	52,320,045	1,196,061
TOTAL LIABILITIES	$195,187,062	$48,014,925
SHAREHOLDERS’ EQUITY:
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	-	-
Common Stock, $0.0001 par value, 100,000,000 shares authorized, 53,050,211 shares issued, and 52,145,096 shares outstanding as of December 31, 2019, and 30,000,000 shares authorized, 22,167,486 shares issued and outstanding as of December 31, 2018	5,305	2,217
Treasury Stock, at cost, 905,115 shares as of December 31, 2019, and - 0 - shares at December 31, 2018	(12,038,030)	-
Additional paid-in capital	599,617,009	22,920,603
Retained earnings	15,823,661	10,433,984
Total shareholders’ equity attributable to HF Foods Group, Inc.	603,407,945	33,356,804
Noncontrolling interest	4,248,787	1,104,678
TOTAL SHAREHOLDERS’ EQUITY	607,656,732	34,461,482
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	802,843,794	$82,476,407

HF Foods Group Inc.

Consolidated Statements of Income

	For the years ended December 31
	2019	2018

Net revenue - third parties	$368,809,865	$272,859,695
Net revenue - related parties	19,352,416	18,147,003
TOTAL NET REVENUE	388,162,281	291,006,698
Cost of revenue - third parties	306,370,972	223,694,206
Cost of revenue - related parties	18,582,786	17,746,943
TOTAL COST OF REVENUE	324,953,758	241,441,149
GROSS PROFIT	63,208,523	49,565,549

DISTRIBUTION, SELLING AND ADMINISTRATIVE EXPENSES	54,931,157	41,039,438

INCOME FROM OPERATIONS	8,277,366	8,526,111

Other Income (Expenses)
Interest income	418,530	493,358
Interest expense and bank charges	(1,661,454)	(1,372,508)
Rental income – related parties	525,600	525,600
Other income	532,336	671,389
Total Other Income (Expenses), net	(184,988)	317,839
INCOME BEFORE INCOME TAX PROVISION	8,092,378	8,843,950

PROVISION FOR INCOME TAXES	2,197,092	2,490,255
NET INCOME	5,895,286	6,353,695
Less: net income attributable to noncontrolling interest	505,609	67,240
NET INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.	$5,389,677	$6,286,455

Earnings per common share – basic and diluted	$0.22	$0.30
Weighted average shares – basic and diluted	27,113,288	20,991,004